Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Centene Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-119944) on Forms S-8 (No. 333-108467, 333-90976, 333-83190) of Centene Corporation of our reports dated February 25, 2008, with respect to the consolidated balance sheets of Centene Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Centene Corporation.

As discussed in Note 2 to the consolidated financial statements, during 2006, the Company adopted Statement of Financial Accounting Standard No. 123 (revised 2004), “Share Based Payments.”

(signed) KPMG LLP

St. Louis, Missouri
February 25, 2008